[CONMED LETTERHEAD OBJECT OMITTED]



                                                NEWS RELEASE

                                                CONTACT:
                                                CONMED Corporation
                                                Robert Shallish
                                                Chief Financial Officer
                                                315-624-3206

                                                Financial Dynamics
                                                Investors:  Lanie Fladell/
                                                Tiernan Cavanna
                                                Media:  Sean Leous
                                                212-850-5600

FOR RELEASE:      7:05 AM  (Eastern)  January 29, 2004

          CONMED CORPORATION REPORTS RECORD 2003 FOURTH QUARTER RESULTS

               -Fourth Quarter Non-GAAP Net Income Up 47% on a 16%
                     (13% Constant Currency) Sales Increase-
                  -GAAP Net Income Increases 63% In The Fourth
               Quarter- - Fourth Quarter Orthopedic Sales Increase
              17.2% to $81.1 Million - - Fourth Quarter Arthroscopy
                     Sales Increase 20.3% to $49.1 million-



Utica, New York, January 29, 2004 - CONMED Corporation (Nasdaq: CNMD) today announced record financial results for the fourth quarter and year ended December 31, 2003.

Fourth quarter sales increased 16.0% (13.1% at constant currency) to a record $133.8 million from $115.3 million in the comparable period of 2002. Non-GAAP net income, which excludes acquisition-related charges (see below explanation of charges), grew 47% to a record $13.5 million compared to $9.2 million in the fourth quarter of 2002. Non-GAAP diluted earnings per share, which excludes the aforementioned charges (see below explanation), increased 44% to $0.46 compared to $0.32 in the 2002 quarter. On a GAAP basis, net income and diluted earnings per share were $12.9 million and $0.44, respectively, for the fourth quarter of 2003 compared to $7.9 million and $0.27, respectively, in the fourth quarter of 2002.

Non-GAAP net income and diluted earnings per share for the 2003 fourth quarter exclude after-tax charges of $507,000 related to the Bionx and ValMed acquisitions. Non-GAAP net income and diluted earnings per share for the 2002 fourth quarter exclude after-tax charges of $1.3 million related to a legal settlement.

The Company's fourth quarter tax rate was reduced to 30.6% in order to reflect the appropriate provision for income taxes for the year ended December 31, 2003.

Joseph J. Corasanti, CONMED's President and COO commented, "The 2003 fourth quarter was the best in CONMED's history. Our record-setting sales growth was driven by the excellent efforts of international and domestic sales teams, including our newly expanded orthopedics sales force, the success of newer products such as PowerPro(R) and the System 5000, and the continued favorable foreign currency exchange."

CONMED NEWS RELEASE CONTINUED:      2 of 8                     January 29, 2004


Sales of the Company's orthopedic products grew 17.2% to $81.1 million from $69.2 million in last year's fourth quarter. Arthroscopy sales increased 20.3% to $49.1 million (6.1% internal growth, 4.9% foreign currency, and 9.3% from the Bionx acquisition) compared to $40.8 million in the same period a year ago. The Company believes that the increases in the orthopedic sales team, initiated during the second quarter of 2003, have contributed to the fourth quarter 2003 improvement in the arthroscopy internal growth rate when compared to the first nine months of the year. Powered instrument sales grew 12.7% to $32.0 million (7.8% internal growth and 4.9% from foreign currency) compared to $28.4 million in the fourth quarter of 2002 on the continued strength of the PowerPro(R) battery line of products.

Electrosurgery revenues were $21.0 million, an increase of 11.1%, compared to sales of $18.9 million in the 2002 fourth quarter. Strong electrosurgery growth has continued due to sales of the System 5000(TM) generator, introduced in the first quarter of 2003. Sales of Patient Care Products increased 4.1% to $17.9 million compared to $17.2 million. Endoscopy revenues grew 30.1% to $12.1 million (10.8% internal growth and 19.3% from the Core acquisition) compared to fourth quarter 2002 sales of $9.3 million. The Integrated Systems product line had sales of $1.7 million in the fourth quarter of 2003 compared to $0.7 million in the comparable period of 2002.

Mr. Corasanti continued, "The performance of each of our product lines confirms the strength of our business strategy--to grow the Company through the introduction of new, innovative products marketed by well-trained sales teams in each of our business divisions. During the quarter, we saw continued strength in sales of our Powered Instruments, Electrosurgery and Endoscopy product lines, and an impressive turnaround in sales of our Arthroscopy product line. In Arthroscopy, we believe our domestic orthopedic sales force is gaining traction producing positive sales growth in the quarter while the international sales team continued its strong performance for the year. Further, we had a very good quarter of video product sales growing 23% in the period. We are pleased to end 2003 with a record quarter and believe that the opportunities in 2004 and beyond have never been greater."

"In another matter, CONMED amended its existing senior credit term loans in December 2003, to provide for a lower interest cost. The refinancing reduced the term loan interest rate by 50 basis points resulting in a new rate equal to LIBOR plus 2.25%. This rate reduction is expected to save $1.1 million annually in interest expense," added Mr. Corasanti.

Full-Year Results
For the year ended December 31, 2003, CONMED reported record revenues of $497.1 million, an increase of 9.7% (7.3% at constant currency) over 2002 sales of $453.1 million. Non-GAAP net income grew 21% to $44.1 million compared to $36.4 million in 2002, excluding unusual credits and charges in both years for acquisitions, refinancing activities, and legal matters. Non-GAAP diluted earnings per share grew 15% on a 5.1% higher average share count to $1.51 compared to $1.31, excluding the unusual credits and charges.

Net income on a reported GAAP basis was $32.1 million in 2003 compared to $34.2 million in 2002. Unusual items in 2003 include after tax charges of $10.8 million related to acquisition activities (including a non-cash charge of $7.9 million for in-process research and development), $5.2 million related to refinancing activity, $1.8 million for pension settlement costs, and a gain of $5.8 million regarding a legal matter. In 2002, the Company recorded after-tax charges of $0.9 million related to refinancing activity and $1.3 million related to settlement of a legal matter. Diluted earnings per share on a reported GAAP basis was $1.10 in 2003 and $1.23 in 2002.

CONMED NEWS RELEASE CONTINUED:      3 of 8                      January 29, 2004


For the full year 2003, the Company's orthopedic products grew 8.4% to $299.4 million from $276.2 million in 2002. Arthroscopy sales increased 9.6% (-0.6% internal, 2.3% currency, 7.9% from the Bionx acquisition) to $177.4 million compared to $161.9 million in 2002. Powered instrument sales grew 6.7% (9.6% excluding a $3 million non-recurring sale of samples to a distributor in 2002, of which 5.6% was internal and 4% currency) to $122.0 million compared to $114.3 million in the prior year.

Electrosurgery revenues were $77.3 million, an increase of 10.9%, compared to sales of $69.7 million in 2002. Sales of Patient Care Products increased 0.6% to $70.1 million compared to $69.7 million. Endoscopy revenues grew 24.2% to $45.7 million (4.6% internal growth and 19.6% from the Core acquisition) compared 2002 sales of $36.8 million. The Integrated Systems product line had sales of $4.6 million in 2003 compared to $0.7 million in 2002.

Outlook
Mr. Corasanti added, "As mentioned in our third quarter earnings press release, we expect total sales increases for the 2004 year to approximate 6%. By product line, we expect growth across the board, with Powered Surgical Instruments likely to grow in the range of 7-8%, Endoscopy by 6-8%, Arthroscopy by 5-7%, Electrosurgery by 5-6%, and Patient Care by 3-5%. At these levels of organic sales growth, we believe we will generate diluted earnings per share growth of approximately 15% over 2003 through revenue growth, expansion of margins and reduced interest costs. For the first quarter of 2004, we expect revenues to be in the range of $126 million to $130 million and diluted earnings per share to be in the range of $0.39 to $0.43."

CONMED Profile
CONMED is a medical technology company specializing in instruments, implants, and video equipment for arthroscopic sports medicine, and powered surgical instruments, such as drills and saws, for orthopedic, ENT, neuro-surgery, and other surgical specialties. The Company is also a leading developer, manufacturer and supplier of RF electrosurgery systems used routinely to cut and cauterize tissue in nearly all types of surgical procedures worldwide, endoscopy products such as trocars, clip appliers, scissors, and surgical staplers. The Company offers integrated operating room design and intensive care unit service managers. The Company also manufactures and sells a full line of ECG electrodes for heart monitoring and other patient care products. Headquartered in Utica, New York, the Company's 2,600 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002; (iii) cyclical purchasing patterns from customers, end-users and dealers;
(iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions.

                                       ###



CONMED NEWS RELEASE CONTINUED:      4 of 8                     January 29, 2004

                                                                      CONMED CORPORATION
                                                               CONSOLIDATED STATEMENTS OF INCOME
                                                             (in thousands except per share amounts)
                                                                          (unaudited)

                                                      Three months ended            Twelve months ended
                                                          December 31,                 December 31,
                                                     2002          2003             2002          2003
                                                   ---------    -----------     -----------    -----------
Net sales.......................................   $ 115,256    $  133,809      $   453,062    $   497,130
                                                   ---------    -----------     -----------    -----------

Cost of sales...................................      55,647        63,616          215,891        236,180
Cost of sales, nonrecurring-Note A..............           -             -               -             739
                                                   ---------    -----------     -----------    -----------

Gross Profit....................................      59,609        70,193          237,171        260,211
                                                   ---------    -----------     -----------    -----------

Selling and administrative......................      35,564        42,359          139,735        157,453
Research and development .......................       3,932         4,738           16,087         17,306
Write-off of purchased in-process
    research and development assets - Note B....          -             -                -           7,900
Other expense - Note C, D.......................       2,000           792            3,475          5,675
                                                   ---------    -----------     -----------    -----------

                                                      41,496        47,889          159,297        188,334
                                                   ---------    -----------     -----------    -----------

Income from operations..........................      18,113        22,304           77,874         71,877

Interest expense................................       5,765         3,640           24,513         18,868
                                                   ---------    -----------     -----------    -----------

Income before income taxes......................      12,348        18,664           53,361         53,009

Provision for income taxes - Note E.............       4,446         5,719           19,210         20,927
                                                   ---------    -----------     -----------    -----------

Net income......................................   $   7,902    $   12,945      $    34,151    $    32,082
                                                   =========    ===========     ===========    ===========

Per share data:

Net Income
     Basic .....................................   $     .28    $      .45      $      1.25    $      1.11
    Diluted.....................................         .27           .44             1.23           1.10

Weighted average common shares
    Basic.......................................      28,724        28,991           27,337         28,930
    Diluted.....................................      29,106        29,500           27,827         29,256



Note A - Included in cost of sales in the twelve months ended December 31, 2003
------
are $.7 million in acquisition-related costs.

Note B - During the twelve months ended December 31, 2003, the Company  recorded
------
a charge of $7.9 million to write-off purchased in-process research and development assets acquired as a result of an acquisition. No benefit for income taxes was recorded on the write-off as these costs are not deductible for income tax purposes.

CONMED NEWS RELEASE CONTINUED:      5 of 8                      January 29, 2004



Note C - Included in other  expense in the three months ended  December 31, 2002
------
are a $2.0 million loss on the settlement of a patent dispute. Included in other expense in the three months ended December 31, 2003 are $.8 million in acquisition-related costs.

Note D - Included in other expense in the twelve months ended  December 31, 2003
------
are a $2.0 million loss on the settlement of a patent dispute and $1.5 million in losses on the early extinguishment of debt. The $1.5 million in losses on the early extinguishment of debt were classified as an extraordinary charge in 2002 but have been reclassified to operating income as a result of the adoption of FASB Statement No. 145. Included in other expense in the twelve months ended December 31, 2003 are a $9.0 million gain on the settlement of a contractual dispute; $8.1 million in losses on the early extinguishment of debt; $2.8 million in pension settlement costs; and $3.8 million in acquisition-related costs.

Note E - The Company's  fourth quarter tax rate was reduced to 30.6% in order to
------
reflect the appropriate provision for income taxes for the year ended December 31, 2003.

CONMED NEWS RELEASE CONTINUED:      6 of 8                      January 29, 2004

                               CONMED CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                     ASSETS

                                                                       December 31,
                                                                  2002            2003
Current assets:                                                 ----------    -----------
    Cash and cash equivalents...................................$    5,626    $     5,986
    Accounts receivable, net....................................    58,093         60,849
    Inventories   ..............................................   120,443        120,945
    Other current assets........................................     9,504         11,700
                                                                ----------    -----------
        Total current assets....................................   193,666        199,480
Property, plant and equipment, net..............................    95,608         97,382
Goodwill and other assets, net..................................   452,866        500,756
                                                                ----------    -----------
        Total assets............................................$  742,140       $797,618
                                                                ==========    ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt...........................$    2,631    $     4,143
    Accrued interest............................................     3,794            279
    Other current liabilities...................................    51,549         48,124
                                                                ----------    -----------
        Total current liabilities...............................    57,974         52,546
Long-term debt    ..............................................   254,756        260,448
Other long-term liabilities.....................................    42,471         56,293
                                                                ----------    -----------
        Total liabilities.......................................   355,201        369,287

Shareholders' equity:
    Capital accounts............................................   231,701        236,558
    Retained earnings...........................................   162,391        194,473
    Accumulated other comprehensive loss........................    (7,153)        (2,700)
                                                                ----------    -----------
        Total shareholders' equity..............................   386,939        428,331
                                                                ----------    -----------

         Total liabilities and shareholders' equity.............$  742,140    $   797,618
                                                                ==========    ===========





                                              OTHER FINANCIAL INFORMATION
                                                (unaudited, in thousands)

                                           Three months ended      Twelve months ended
                                          -----------------------------------------------
                                             December 31,             December 31,
                                             ------------             ------------
                                            2002       2003       2002       2003
                                          --------   --------   --------   -------
Depreciation..............................$  2,472   $  2,822   $  9,203   $10,539
Amortization..............................   3,104      3,464     11,946    13,630
Capital expenditures......................   2,823      3,018     13,384     9,309



CONMED NEWS RELEASE CONTINUED:      7 of 8                      January 29, 2004


                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                     (In thousands except per share amounts)
                                   (unaudited)

                                                                Three months ended
                                                                   December 31,
                                                                   ------------
                                                                 2002        2003
                                                               --------    --------
Reported net income ...........................................$  7,902    $ 12,945

Other acquisition-related costs................................      -          792

Loss on settlement of a patent dispute,
    net of legal costs.........................................   2,000           -
                                                               --------    --------

        Total other expense....................................   2,000         792

Provision (benefit) for income taxes on nonrecurring expense...    (720)       (285)
                                                               --------    --------

Net income before nonrecurring items...........................$  9,182    $ 13,452
                                                               ========    ========

Per share data:

Reported net income
      Basic....................................................$   0.28    $   0.45
      Diluted..................................................    0.27        0.44

Net income before nonrecurring items
      Basic....................................................$   0.32    $   0.46
      Diluted..................................................    0.32        0.46


Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED NEWS RELEASE CONTINUED:      8 of 8                      January 29, 2004

                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                     (In thousands except per share amounts)
                                   (unaudited)


                                                               Twelve months ended
                                                                   December, 31,
                                                                   -------------
                                                                 2002       2003
                                                               --------   --------

Reported net income............................................$ 34,151   $ 32,082

Acquisition-related costs included
        in cost of sales.......................................       -        739
                                                               --------   --------

Write-off of purchased in-process research and
        development assets.....................................       -      7,900
                                                               --------   --------

Gain on settlement of a contractual dispute,
        net of legal costs.....................................       -     (9,000)

Pension settlement costs.......................................       -      2,839

Other acquisition-related costs................................       -      3,758

Loss on settlement of a patent dispute,
    net of legal costs.........................................   2,000          -

Loss on early extinguishment of debt...........................   1,475      8,078
                                                               --------   --------

        Total other expense....................................   3,475      5,675
                                                               --------   --------

Provision (benefit) for income taxes on nonrecurring expense...  (1,251)    (2,309)
                                                               --------   --------

Net income before nonrecurring items...........................$ 36,375   $ 44,087
                                                               ========   ========

Per share data:

Reported net income
      Basic....................................................$   1.25   $   1.11

Diluted........................................................    1.23       1.10

Net income before nonrecurring items
      Basic....................................................$   1.33   $   1.52

Diluted........................................................    1.31       1.51



Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.